Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503.992.4531

lynda.ramsey@merix.com

MERIX CORPORATION ANNOUNCES ELECTION OF

CHEE W. CHEUNG TO BOARD OF DIRECTORS

FOREST GROVE, OR, April 6, 2006 – Merix Corporation (NASDAQ:MERX) today announced the election of Chee W. Cheung to the Board of Directors. Mr. Cheung is Executive Director, President and CEO of Compass Technology Co. Ltd, a Hong Kong-based manufacturer of high-density flexible substrates.

Cheung, aged 53, is a veteran of the electronics and semiconductor industries. In 1997, he co-founded Compass Technology and has served as its Executive Director since that time. Cheung has also served as Co-Chief Executive Officer of Compass Technology since June 2000. Prior to founding Compass Technology, Mr. Cheung was Executive Director, Corporate Vice President and General Manager of QPL International, a Hong Kong-based global supplier of lead frames for the semiconductor industry. Mr. Cheung is actively involved with committees of the Government of the Hong Kong Special Administrative Region that support local businesses and also serves on several advisory committees for technology and engineering education at Hong Kong universities. Cheung obtained his bachelor’s degree in Business Administration from University of Wisconsin and his MBA in Marketing from Western Illinois University.

“We are very pleased to welcome Mr. Cheung to our board. Chee’s knowledge of the electronics industry and Asia business practices will further strengthen our board,” said Mark Hollinger, Chairman, CEO and President of Merix Corporation. “Chee brings significant expertise related to operating in Asia which is particularly valuable in light of our recent acquisition in Asia.”

The other members of the Merix Board of Directors are: Kirby A. Dyess; Carlene M. Ellis; Mark R. Hollinger, Chairman, President and Chief Executive Officer; Donald D. Jobe; George H. Kerckhove; Dr. William W. Lattin; William C. McCormick; and Robert C. Strandberg.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, automotive, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com